Exhibit 99.2
Consolidated Financial Statements

Fanatics, Inc.
Years Ended February 28, 2011 and February 28, 2010
With Report of Independent Certified Public Accountants

Fanatics, Inc.
Consolidated Financial Statements
Years Ended February 28, 2011 and February 28, 2010

Report of Independent Certified Public Accountants

The Board of Directors
Fanatics, Inc.

We have audited the accompanying consolidated statements of financial position of Fanatics, Inc. and subsidiaries as of February 28, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fanatics, Inc. and subsidiaries at February 28, 2011 and 2010, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Jacksonville, Florida
April 15, 2011

Fanatics, Inc.
Consolidated Statements of Financial Position
(In Thousands, Except Share Data)

	February 28
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$8,241	$18,658
Short-term investments	12,979	5,937
Accounts receivable, net of allowance for doubtful accounts of $37 and $100, respectively	921	1,170
Inventory, net	25,616	19,102
Prepaid and other current assets	1,363	445
Deferred income taxes	3,029	2,617

Total current assets	52,149	47,929

Property and equipment, net	18,033	7,194
Goodwill	1,834	1,834
Intangible assets, net	1,426	2,086
Other assets	979	67

Total assets	$74,421	$59,110

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,015	$3,952
Accrued expenses	8,000	4,542
Deferred revenue	798	784
Current portion of long-term debt	—	31
Income taxes payable	824	3,353
Fan cash liability	1,587	1,223

Total current liabilities	16,224	13,885

Long-term liabilities:
Notes payable	—	886
Deferred income taxes	3,477	1,037
Deferred rent	861	55

Total long-term liabilities	4,338	1,978

Commitments and contingencies (Note 10)

Shareholders’ equity:
Series A preferred stock, $0.001 par value; 7,758,621 shares authorized; 7,758,620 shares issued and outstanding at February 28, 2011 and 2010	45,000	45,000
Class A common stock, $0.001 par value; 40,000,000 shares authorized; 22,472 shares issued at February 28, 2011 and 0 issued at February 28, 2010	—	—
Class B common stock, $0.001 par value; 20,000,000 shares authorized; 14,827,588 outstanding at February 28, 2011 and 2010, and 5,172,412 shares held in treasury at February 28, 2011 and 2010	15	15
Less cost of treasury shares	(22,245)	(22,239)
Additional paid-in capital	1,981	1,048
Retained earnings	29,108	19,423

Total shareholders’ equity	53,859	43,247

Total liabilities and shareholders’ equity	$74,421	$59,110

See accompanying notes.

Fanatics, Inc.
Consolidated Statements of Operations
(In Thousands)

	Year Ended February 28
	2011	2010

Net revenue	$189,102	$141,693
Cost of goods sold (excluding depreciation and amortization shown below)	93,605	71,574

Gross profit	95,497	70,119

Selling, general, and administrative expenses	75,496	50,719
Depreciation and amortization	4,298	2,655
Impairment of intangible assets	393	—

Income from operations	15,310	16,745

Other expense (income):
Interest expense	62	75
Interest income	(27)	(33)
Other expense (income), net	(164)	(116)

Total other expense (income)	(129)	(74)

Income before income taxes	15,439	16,819
Provision for income taxes	5,754	6,140

Net income	$9,685	$10,679

See accompanying notes.

Fanatics, Inc.
Consolidated Statements of Changes in Shareholders’ Equity
(In Thousands, Except Share Data)

	Redeemable
	Convertible Preferred				Common Stock		Common Stock		Additional		Total
	Stock		Treasury Stock		Class A		Class B		Paid-In	Retained	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Equity

Balance, February 28, 2009	7,758,620	45,000	5,172,412	(22,239)	—	—	14,827,588	15	433	8,744	31,953
Net income	—	—	—	—	—	—	—	—	—	10,679	10,679
Stock-based compensation	—	—	—	—	—	—	—	—	615	—	615

Balance, February 28, 2010	7,758,620	45,000	5,172,412	(22,239)	—	—	14,827,588	15	1,048	19,423	43,247
Net income	—	—	—	—	—	—	—	—	—	9,685	9,685
Stock-based compensation	—	—	—	—	—	—	—	—	733	—	733
Stock option exercise	—	—	(1,250)	5	—	—	1,250	—	—	—	5
Common stock repurchase	—	—	1,250	(11)	—	—	(1,250)	—	—	—	(11)
Common stock issuance	—	—	—	—	22,472	—	—	—	200	—	200

Balance, February 28, 2011	7,758,620	$45,000	5,172,412	$(22,245)	22,472	$—	14,827,588	$15	$1,981	$29,108	$53,859

See accompanying notes.

Fanatics, Inc.
Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended February 28
	2011	2010
Operating activities
Net income	$9,685	$10,679
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,298	2,655
Impairment of intangible assets	393	—
Stock-based compensation	733	615
Deferred income taxes	2,441	(636)
Changes in operating assets and liabilities:
Accounts receivable	249	(596)
Income taxes	(2,529)	255
Inventories	(6,514)	(3,654)
Accounts payable and accrued expenses	4,520	548
Fan cash liability	364	343
Other assets	(2,242)	(136)
Other liabilities	819	462

Net cash provided by operating activities	12,217	10,535

Investing activities
Business acquisition, net of cash received	—	(3,548)
Proceeds from investments	10,969	—
Purchases of investments	(18,010)	(5,931)
Purchases of property and equipment	(14,870)	(2,852)

Net cash used in investing activities	(21,911)	(12,331)

Financing activities
Principal payments on long-term debt	(917)	(29)
Proceeds from issuance of common stock	205	—
Repurchase of common stock	(11)	—
Dividends	—	—

Net cash used in financing activities	(723)	(29)

Net (decrease) increase in cash and cash equivalents	(10,417)	(1,825)
Cash and cash equivalents, beginning of year	18,658	20,483

Cash and cash equivalents, end of year	$8,241	$18,658

Supplemental disclosures
Cash paid for interest	$102	$74
Cash paid for income taxes	$6,255	$6,463
See accompanying notes.

Fanatics, Inc.
Notes to Consolidated Financial Statements
February 28, 2011
1. Description of Business
Fanatics, Inc. and subsidiaries (the Company) is a retail company specializing in selling officially licensed team merchandise online and through its two retail stores. The Company is also a provider of e-commerce management services, through its SuperPartners program, to over 60 universities, athletic conferences, professional sports teams and media content sites that sell sports team merchandise and related products directly to consumers. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.
2. Summary of Significant Accounting Policies
Fiscal Year
The Company’s fiscal year ends on the last day of February and is referred to herein based on the most calendar year months in a fiscal year. For example, the fiscal year ended February 28, 2011 is referred to as our fiscal 2010 year.
Basis of Consolidation
The financial statements presented include the accounts of the Company and all wholly owned subsidiaries. Intercompany balances and transactions among consolidated entities have been eliminated.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
2.	Summary of Significant Accounting Policies (continued)
Fair Values
The carrying amount of cash and cash equivalents, trade receivables and trade payables approximates their fair values due to their short-term maturity. See Note 4, Fair Value of Financial Instruments, for information related to the fair value of the Company’s financial and nonfinancial instruments and items required to be remeasured at fair value on a recurring basis.
Cash and Cash Equivalents
Cash primarily consists of bank deposits. The Company considers all highly liquid investments with an original maturity of three months or less, including money market funds, to be cash equivalents.
Allowance for Doubtful Accounts
The Company maintains an allowance for doubtful accounts based on its assessment of the collectability of individual accounts and historical trends. Accounts receivable are written off when they are determined to be uncollectible.
Merchandise Inventories
Merchandise inventories for the retail stores are valued at the lower of cost or market using the retail inventory method. Cost for retail stores is determined on the first-in, first-out (FIFO) basis. Merchandise inventories of the internet business are valued at the lower of cost or market using weighted-average cost, which approximates FIFO.
The Company identifies potentially excess and slow-moving inventories by evaluating turn rates and inventory levels in conjunction with their overall growth rate. Excess quantities are identified through evaluation of specific products, inventory aging, review of inventory turns and historical sales experiences. The Company also estimates its expected shrinkage of inventories between physical inventory cycle counts based on experience. The Company provides lower of cost or market reserves for such identified excess and slow-moving inventories. Inventories at February 28, 2011 and February 28, 2010, were $26,766 and $20,075, respectively, less inventory reserves of $1,150 and $973, respectively.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation or amortization. Significant additions and improvements to property and equipment greater than $1,000 are capitalized. The Company capitalizes costs incurred during the application development stage related to the development of internal-use software and amortizes these costs over the estimated useful life of three years. Depreciation or amortization is provided using the straight-line method over the estimated useful lives of the assets, which are:
•	Five years for furniture and equipment
•	Three years for computer hardware and software, including internal use software
•	Five years for autos
•	The lesser of fifteen years or lease term for leasehold improvements
Expenditures for maintenance and repairs are expensed as incurred. Major renewals or replacements that substantially extend the useful life of an asset are capitalized.
Goodwill and Other Intangible Assets
Goodwill is measured as the excess of the cost of an acquisition over the sum of the amounts assigned to tangible and intangible assets acquired less liabilities assumed. The determination of the fair value of the intangible assets acquired involves certain judgments and estimates. These judgments can include, but are not limited to, the cash flows that an asset is expected to generate in the future and the appropriate weighted average cost of capital.
The Company does not amortize goodwill or indefinite-lived intangible assets for financial statement purposes but performs tests for impairment annually, or when indications of potential impairment exist, utilizing a fair value approach. The Company determines fair value using the income approach, which estimates the fair value of its reporting units based on the future discounted cash flows. In testing for a potential impairment of goodwill, the Company estimates the fair value of its reporting units to which goodwill relates and determines the carrying value (book value) of the assets and liabilities related to those businesses.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
The Company amortizes other intangible assets with determinable lives over their estimated useful lives. The Company records an impairment charge on these assets when it determines that their carrying value may not be recoverable. The carrying value is not recoverable if it exceeds the undiscounted future cash flows resulting from the use of the asset and its eventual disposition. When there is existence of one or more indicators of impairment, the Company measures any impairment of intangible assets based on a projected discounted cash flow method using a discount rate determined by the Company’s management to be commensurate with the risk inherent in its business model. The Company’s estimates of future cash flows attributable to its other intangible assets require significant judgment based on the Company’s historical and anticipated results and are subject to many factors.
See Note 6, Goodwill and Other Intangible Assets, for more information about goodwill and other intangible assets.
Long-Lived Assets
The Company reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment exists when the sum of undiscounted estimated future cash flows expected to result from the use of the asset is less than the asset’s carrying value. If impairment exists, an impairment loss is recognized for the difference between the asset’s carrying value and its estimated fair value. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value based on quoted market prices or other valuation techniques.
Revenue Recognition
Revenues from internet sales and wholesales are recognized when the product is shipped to the customer. Sales include merchandise, net of estimated returns and exclude all taxes. Amounts paid by customers to cover shipping and handling costs amounted to $18,220 and $13,625, in the years ended February 28, 2011 and 2010, respectively, and are included in net revenue. The fair value of award credits provided to customers is recorded as fan cash liability and recognized as revenue upon redemption or upon expiration, according to the Company’s policy. Deferred revenue is recorded when customers pay for products in advance of future deliveries. Revenue from retail stores is recognized at the point of sale when the product is delivered to customers. Revenue from sales of gift cards are recognized upon redemption.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Cost of Goods Sold
Cost of goods sold is comprised of the cost of merchandise and shipping costs and excludes allocations of depreciation and amortization. The cost of merchandise is recorded net of amounts received from vendors for damaged product returns and volume discounts.
Shipping and Handling Costs
Shipping and handling costs paid by the Company to transport goods directly to customers, which amounted to $20,580 and $16,047 in the years ended February 28, 2011 and 2010, respectively, are included in the cost of goods sold.
Advertising Costs
Advertising costs are expensed as incurred. The majority of all advertising costs are related to internet advertising in the form of pay-per-click ranking to attract customers. Advertising costs, which are included as a component of selling, general, and administrative expenses, were $10,651 and $6,285 in the years ended February 28, 2011 and 2010, respectively.
Sales Returns and Shrinkage
The Company’s policy is to honor customer returns within 365 days of sale for a full refund. The Company will, in certain circumstances, offer full customer refunds without a receipt. The Company estimates its reserve for customer returns based on the historical refund experience.
General and Administrative
General and administrative expenses consist primarily of payroll and related expenses for executive, finance, human resources, sales and administrative personnel, advertising costs, merchant fees, professional fees, and occupancy costs for the Company’s headquarters.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Stock-Based Compensation
The Company measures compensation cost for all stock-based awards at fair value on the date of grant and recognizes compensation expense over the service period during which the awards are expected to vest. The fair value of the Company’s common stock is determined by independent contemporaneous valuations and the fair value of stock options is determined using the Black-Scholes valuation model. Such value is recognized as expense on a straight-line basis over the requisite service period, net of estimated forfeitures. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period in which estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.
See Note 12, Stock Awards, for more information about stock-based compensation.
Income Taxes
The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. The impact on deferred taxes of changes in tax rates and laws, if any, applied to the years during which temporary differences are expected to be settled, is reflected in the consolidated financial statements in the period of enactment.
The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and recent financial operations. In the event the Company determines it would be able to realize its deferred tax assets in the future in excess of their recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.
Effective March 1, 2009, the Company adopted ASC 740, Income Taxes, the accounting standard on income taxes. This interpretation requires companies to determine whether is it more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. ASC 740 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before recognition in the financial statements. ASC 740 requires a two-step approach when evaluating a tax position based on recognition and measurement.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
The adoption of ASC 740 did not have an effect on the Company’s financial statements. The Company had no income tax reserve, interest or penalties for unrecognized tax positions as of February 28, 2011, or February 28, 2010. The Company expects no change in unrecognized tax benefits in the next 12 months. When applicable, the Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense.
Recent Accounting Pronouncements
No recent accounting pronouncements have a material impact on the Company’s financial reporting policies.
3. Business Combinations
Acquisition of Business from RuppShirts, Inc.
On March 11, 2009, the Company acquired all the outstanding shares of Ruppshirts, Inc. (Ruppshirts) headquartered in Tallahassee, Florida. Ruppshirts provides wholesale and custom printed shirts. The Company believes this acquisition enhances its strategic position as a provider of sports apparel. The assets and liabilities acquired as a result of the purchase were consolidated into the financial statements of the Company as of February 28, 2010, in accordance with ASC 805 as a business combination. Under the terms of the business purchase agreement, the acquisition cost was $3,066 and net cash consideration paid by the Company was $2,448. The results of operations of Ruppshirts for the period from March 11, 2009 through February 28, 2010, are included in the Company’s consolidated statement of operations for the year ended February 28, 2010.
The following table summarizes the Company’s purchase price allocation as of March 11, 2009, based on the fair values of the assets acquired.

Tangible current assets	$895
Intangible assets	627
Goodwill	1,834
Tangible noncurrent assets	114
Current liabilities	(141)
Noncurrent liabilities	(263)

Net assets acquired	$3,066

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
3. Business Combinations (continued)
The intangible assets are being amortized over a 4- to 10-year period, except for the trade name which has an indefinite life. The goodwill represents business benefits the Company anticipates realizing in future periods and is expected to be deductible for tax purposes. Transaction costs related to the acquisition were not material.
Acquisition of Certain Assets from DemandMade, Inc.
On February 25, 2010, the Company acquired assets from DemandMade, Inc. for $1,100 paid in cash. DemandMade, Inc. will expand the Company’s capabilities of providing unique and on demand printing services through the Company’s subsidiary, Ruppshirts, Inc. The assets acquired as a result of the purchase were consolidated into the financial statements of the Company as of February 28, 2010, in accordance with ASC 805 as a business combination. The DemandMade, Inc. valuation is complete and the full financial effect of the acquisition is consolidated in the Company’s financial report. The results of operations of DemandMade, Inc. for the period from February 25, 2010 through February 28, 2010, are included in the Company’s consolidated statement of operations for the year ended February 28, 2010.
The following table summarizes the Company’s purchase price allocation as of February 25, 2010, based on the fair value of the assets acquired.

Current assets	$8
Property and equipment	80
Identifiable intangibles	1,012

Assets transferred and cash paid	$1,100

The intangible assets are being amortized over a 5- to 20-year period. Transaction costs related to the acquisition were not material.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
4. Fair Value of Financial Instruments
The Company follows ASC 820, Fair Value Measurements and Disclosures, which establishes a fair value hierarchy that requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instruments categorization within the hierarchy is based on the lowest level of input that is significant to the fair value measurement. ASC 820 establishes three levels of inputs that may be used to measure fair value:
Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Financial Instruments measured at fair value on a recurring basis as of February 28, 2011 consisted of cash and cash equivalents of $8,241 and were considered Level 1 inputs.
At February 28, 2011 the Company had available for sale investments consisting of pre-refunded municipal bonds which are included in short-term investments in the consolidated balance sheet. At February 28, 2010 the Company had held to maturity investments consisting of pre-refunded municipal bonds which are included in short-term investments in the consolidated balance sheet. Fair value related to the pre-refunded municipal bonds is based on quoted market prices for similar assets and approximates carrying value. These inputs used to determine fair value are considered Level 2 inputs. The Company had $3 in unrealized losses as of February 28, 2011 and $0.3 in unrealized gains as of February 28, 2010.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
5. Property and Equipment
For financial reporting depreciation is calculated using the straight-line method.
Property and equipment are recorded at cost less accumulated depreciation and consist of the following:

	February 28
	2011	2010

Furniture and equipment	$21,992	$8,903
Software	4,613	4,079
Leaseholds	1,983	755
Autos	33	14

	28,621	13,751
Less accumulated depreciation	(10,588)	(6,557)

Property and equipment, net	$18,033	$7,194

Depreciation expense was $4,031 and $2,589 for the years ended February 28, 2011 and 2010, respectively.
The Company had unamortized capitalized software development costs of $584 and $688 included in the balance sheets for the years ended February 28, 2011 and 2010, respectively. The amounts charged to amortization for capitalized software development costs in the years then ended February 28, 2011 and 2010 were $419 and $250, respectively.
6. Goodwill and Other Intangible Assets
The Company recorded goodwill in conjunction with the Ruppshirts acquisition in the amount of $1,834, as noted in Note 3. The Company did not have any goodwill prior to the Ruppshirts acquisition and the Company has not disposed of any goodwill or recorded any goodwill impairment charges. In accordance with ASC 350, Intangibles — Goodwill and Other, goodwill is determined to have an indefinite useful life and is tested for impairment, at least annually or more frequently if indicators of impairment arise. The Company completed its annual goodwill impairment test during the fourth quarter of fiscal year 2010 and determined that no indicators of impairment existed as of February 28, 2011.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
6. Goodwill and Other Intangible Assets (continued)
Intangible assets acquired as part of a business combination are accounted for in accordance with ASC 805, Business Combinations, and are recognized apart from goodwill if the intangible arises from contractual or other legal rights or the asset is capable of being separated from the acquired enterprise. Indefinite-lived intangible assets are tested for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that the asset might be impaired in accordance with ASC 350. The Company completed its annual indefinite-lived impairment test during the fourth quarter of fiscal year 2010 and determined that there were indicators of impairment during the year ended February 28, 2011. Specifically, the Company changed the name of Ruppshirts, Inc. to BoxSeat, Inc. as of February 25, 2011. As such, the carrying value of the Ruppshirts trade name was determined to be fully impaired as of February 28, 2011. An impairment provision of $393 is reflected in the Consolidated Statement of Operations as an expense in calculating the Company’s income from operations.
Intangible assets acquired as part of the business combinations discussed at Note 3 were accounted for in accordance with ASC 805, and as such, are recognized apart from goodwill if the intangible arises from contractual or other legal rights or the asset is capable of being separated from the acquired enterprise. Details of the intangible assets acquired from each business combination are as follows:

	Useful Life	February 28
	(In Years)	2011	2010

Trade name		$—	$393

Total indefinite-lived intangibles		—	393

Non-compete agreements	4–5	1,049	1,049
Proprietary designs	4	46	46
Domain names	20	596	596
Customer relationships	10	136	136

Total definite-lived intangibles		1,827	1,827

Accumulated amortization		(401)	(134)

Net carrying value		$1,426	$2,086

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
6. Goodwill and Other Intangible Assets (continued)
Amortization expense was $267 and $65 for the years ended February 28, 2011 and 2010, respectively. Amortization expense for all intangible assets is estimated to be as follows for the fiscal years ending February 28:

2012	$267
2013	267
2014	243
2015	243
2016	43
The costs to renew domain names recognized as intangible assets are minimal, and we have experienced no restrictions on renewal. Renewal costs are expensed as incurred.
7. Accrued Expenses
Accrued expenses consist of the following:

	February 28
	2011	2010

Payroll and benefits	$1,517	$875
Sales taxes	1,697	1,292
Professional fees	1,660	449
Internet commissions	675	294
Accrued returns	592	591
Other	1,859	1,041

Total accrued expenses	$8,000	$4,542

8. Note Payable
As of February 28, 2010, the Company’s $1,000 note payable required 20 annual installment payments of $91 beginning on June 1, 2007, which included interest at a rate of 6.5%.
On November 30, 2010, the Company paid $886 plus accrued interest of $24 to satisfy the note payable discussed above. The amounts paid represent full payment of the note.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
9. Revolving Line of Credit
The Company secured a $15,000 revolving line of credit to support working capital needs on September 19, 2008, with Bank of America, N.A. Upon renewal as of July 15, 2009, the terms are interest only, with principal due at maturity on June 30, 2010. The line was renewed again on May 14, 2010, establishing the current maturity date of June 30, 2011. Interest is based on a calculation of BBA LIBOR daily floating rate plus 150 basis points. Unused commitment fees are paid on the daily average unused portion of the line quarterly, in arrears, at 0.25% per annum. The collateral is a blanket lien on Company assets with no borrowing base for advances. As of February 28, 2011 and 2010, the Company had no borrowings under the line of credit. See Note 17 Subsequent Events regarding termination of the Company’s revolving line of credit.
10. Commitments and Contingencies
Legal Proceedings
The Company is involved from time to time in various litigation incidental to its business, including alleged contractual claims, claims relating to infringement of intellectual property rights of third parties, claims relating to the manner in which goods are sold through its integrated platform and claims relating to the Company’s collection of sales taxes in certain states. The Company currently collects sales tax only for goods sold and shipped into certain jurisdictions. Revenues do not include sales taxes collected from customers. Such collections are recorded as accounts payable until remitted to the taxing jurisdictions. One or more local or state jurisdictions may seek to impose historical and future sales tax obligations on the Company.
Based on the merits of the cases and/or the amounts claimed, the Company does not believe that any claims are likely to have a material adverse effect on its business, financial position, or results of operations. The Company may, however incur substantial expenses and devote substantial time to defend these claims whether or not such claims are meritorious. In the event of a determination adverse to the Company, the Company may incur substantial monetary liability and may be required to implement expensive changes in its business practices, enter into costly royalty or licensing agreements, or begin to collect sales taxes in states in which the Company previously did not. An adverse determination could have a material adverse effect on the Company’s business, financial position, or results of operations. Expenditures for legal costs are expensed as incurred.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
10. Commitments and Contingencies (continued)
Operating and Contractual Commitments
The Company is obligated under mall operating leases in Jacksonville, Florida, for its two retail stores located in the Avenues Mall and Orange Park Mall. The leases provide for additional rent payments based on a percentage of store sales less a base amount. Contingent rent, determined based on a percentage of sales in excess of specified levels, is recognized as rent expense when achievement of the specified sales that triggers the contingent rent is probable. Rent expense includes real estate taxes, insurance, maintenance, and other costs as required by the leases. The leases will expire on February 28, 2013.
The Company entered into an operating lease agreement in Jacksonville, Florida, on September 27, 2006, for its warehouse location. The lease commenced on January 1, 2007, and would have expired March 31, 2010. The Company has a three-year renewal option following the expiration of the 39-month term and elected to renew for one year until March 31, 2011.
The Company entered into an operating lease agreement in Jacksonville, Florida, commencing on April 1, 2008, for its customer service center. The lease would have expired April 30, 2013. Rent expense includes real estate taxes, insurance, maintenance, and other costs as required by the lease. On September 28, 2010, the Company notified the landlord of its intent to exercise a termination option pursuant to the lease agreement and pay a one-time termination fee of $20. As such, the lease for this facility will terminate on March 30, 2011.
The Company entered into an operating lease agreement in Jacksonville, Florida, on January 14, 2010, for its new warehouse/office facility. The lease commenced on February 1, 2010, and the initial term will expire on July 31, 2015. The Company has three extension terms of three years each extending until July 31, 2024. The lease included a tenant improvement allowance of $425, which the Company is recognizing as a reduction of rent expense on a straight-line basis over the lease term.
The Company entered into an operating lease agreement in Jacksonville, Florida, on October 11, 2010, for its new customer service center. The lease commenced on January 1, 2011, with a term of 63 months and will expire on March 31, 2016. The Company has three (3) three-year renewal options following the expiration of the initial lease term. Rent expense includes real estate taxes, insurance, maintenance, and other costs as required by the lease.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
10. Commitments and Contingencies (continued)
The Company entered into an operating lease agreement in Jacksonville, Florida, on February 22, 2011, for its new warehouse/office facility for BoxSeat Inc. (F.K.A. Ruppshirts, Inc.) The lease commenced on February 22, 2011, and the initial term will expire on April 30, 2013. The Company has two (2) two-year renewal options following the expiration of the initial lease term. Rent expense includes real estate taxes, maintenance, and other costs as required by the lease.
The Company is recognizing rent expense for all leases on a straight-line basis over the lease term. Total rental expense for the years ended February 28, 2011 and 2010, was $2,645 and $1,474, respectively. Scheduled lease payments due under noncancelable operating leases as of February 28, 2011, are as follows:

Fiscal Year:
2011	$1,049
2012	1,222
2013	956
2014	1,077
2015	531
2016	8

Total future minimum lease payments	$4,843

The Company is obligated under various sales contracts to provide annual minimum guaranteed payments. These contracts currently extend through the fiscal year 2015. Scheduled payments due under these noncancelable contracts as of February 28, 2011, are as follows:

Fiscal Year:
2011	$3,545
2012	3,212
2013	2,334
2014	1,219
2015	403

Total future minimum guaranteed payments	$10,713

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
11. Redeemable Convertible Preferred Stock
The redeemable convertible preferred stock holds certain senior position to all other equity securities of the Company with respect to dividends, liquidation, and redemption. Below is a summary of the principal terms of the redeemable convertible preferred stock:
Dividends
The holders of the preferred stock are entitled to first receive, or simultaneously receive, dividends payable if, when and as declared by the Board of Directors in an amount at least equal to any similar distribution on the common stock had preferred stock participated on an as-converted basis. The Board of Directors does not currently contemplate accruing or paying dividends.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the proceeds shall be distributed to the shareholders as follows:
The holders of the preferred stock shall receive the greater of (i) the Original Issue Price ($45 million) plus declared or accrued but unpaid dividends (if any) on each share of preferred stock or (ii) the amount that they would be entitled to if they had converted their preferred stock to common stock immediately prior to the liquidation event.
A sale, lease, transfer, or other disposition of all or substantially all of the assets of the Company, a merger, reorganization, or other transaction in which 50% of the outstanding voting power of the Company is transferred and an exclusive, irrevocable licensing (or other transfer) of all or substantially all of the Company’s intellectual property to a third party (a Change in Control) will be treated as a liquidation event, thereby triggering the liquidation payment. The holders of a majority of the outstanding preferred stock may waive the treatment of such Change in Control transaction as a liquidation event.
Put Right/Redemption
In the event the Company has not completed an initial public offering or a Change in Control within six years after the issuance of the preferred stock, or August 2, 2013, the holders of the preferred stock shall, have an option, upon vote of holders of at least 66% of the preferred stock, upon 120-days written notice given at any time thereafter to sell the preferred stock back to the Company for an amount equal to the greater of (i) the Original Issue Price plus all accrued but unpaid dividends (if any) or (ii) the fair market value of the preferred stock. Such redemption may, at the Company’s option, be completed in three equal installments.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
11. Redeemable Convertible Preferred Stock (continued)
Conversion
The holders of the preferred stock have the right, at any time, to convert the preferred stock into common stock at the initial conversion price, subject to standard anti-dilution provisions. The preferred stock is convertible into approximately 7,758,620 shares of common stock as of February 28, 2011. The preferred stock automatically converts to common stock upon (i) the closing of a firm commitment, underwritten public offering of common stock of the Company yielding net proceeds to the Company of not less than $40 million at a per share valuation not less than two times the Original Issue Price (subject to adjustments for stock dividends, splits, combinations, and similar events), or (ii) upon written consent of a majority of the preferred stock, all shares of preferred stock will automatically be converted to common stock at the then applicable conversion pursuant to their respective terms.
Voting Rights
The preferred stock is entitled to vote on all matters on an as-converted basis. In addition, the preferred stock holders are required to approve changes to the Company’s Articles of Incorporation or Bylaws, certain issuances of securities, including stock options, any liquidation or Change in Control for less than 1.5 times the Original Issue Price (subject to anti-dilution provisions), dividends, certain share repurchases, an investment or acquisition or series thereof whose aggregate value exceeds $15 million, certain transactions with officers, directors or greater than 5% shareholders, incurring any indebtedness greater than $10 million in the aggregate, and change in the size of the Board of Directors.
Registration Rights
At any time six months after an initial public offering, a majority of the holders of the common stock issued upon conversion of the preferred stock may request such shares be registered or qualified for distribution. Preferred stock holders are entitled to unlimited piggyback registration rights. The registration expenses (exclusive of underwriting discounts and commissions) will be borne by the Company. The registration rights terminate five years following an initial public offering.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
12. Stock Awards
In 2008, the Company established the Football Fanatics, Inc. 2008 Equity Incentive Plan (the Plan). The Plan provides for the grant of incentive and nonqualified options to key employees and directors. Option grants generally vest in equal installments over four years from the date of the grant and are generally exercisable up to 10 years from the date of grant. On May 12, 2010, the Board of Directors approved by unanimous written consent to authorize the increase of the maximum number of shares that may be awarded under the Company’s 2008 Equity Incentive Plan to 2,000,000. In addition, the shareholders of the Company authorized, approved and consented to the amendment to the 2008 Plan and to the amendment to the Certificate of Incorporation in regards to the increase in the authorization of shares under the plan. The remaining weighted-average contractual term of the outstanding options is approximately eight years.
The Company records compensation expense associated with stock options in accordance with ASC 718, Compensation-Stock Compensation. Stock option awards outstanding under the Plan were granted at exercise prices, which were equal to the market value of the Company’s stock on the grant date, based on an independent appraisal. Compensation expense related to the stock option awards for the year ended February 28, 2011 and 2010, totaled $733 and $615, respectively. As of February 28, 2011, the Company expects to recognize approximately $106 of additional compensation expense in connection with the closing of the Fanatics sale discussed in Note 17 Subsequent Events.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
12.	Stock Awards (continued)
The Company estimated the fair value of options granted using the Black-Scholes option-pricing valuation model. The fair value of the Company’s common stock was determined by the Board of Directors based on an independent valuation. Fair value of the stock options at grant date is estimated using the Black-Scholes option-pricing model with the assumptions summarized in the following table:

	February 28
	2011	2010

Expected term of options(1)	7 years	7 years
Expected volatility(2)	41.13–46.54	50
Risk-free rate(3)	1.92–2.69	3.22
Expected dividend yield(4)	—	—

(1)
An estimated expected life of 7 years before exercise was used for the grants during the years ended February 28, 2011 and 2010, respectively, based on the expected holding period of the option-holder at which time all shares would expect to be vested and then exercised.

(2)
The expected volatility for each grant was estimated using the weighted average of historical weekly price changes of the Company’s competitors’ common stock over the most recent period equal to the expected option life of the grant.

(3)	The risk-free interest rate for periods equal to the expected term of the share option is based on the rate of treasury securities with the same term as the option as of the grant date.

(4)	An expected dividend yield of 0% was used because the Company has not, and does not plan to pay out dividends in the foreseeable future.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
12. Stock Awards (continued)
The following table summarizes option activity for the Company’s stock options during the year ended February 28, 2011:

		Weighted-	Weighted
		Average	Average	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value

Outstanding at February 28, 2010	1,116,048	$4.15	8.33	$5,301
Granted	521,066	9.23
Exercised	(1,250)	4.15
Forfeited	(363,427)	8.86

Outstanding at February 28, 2011	1,272,437	$4.89	7.62	$8,668

Exercisable at February 28, 2011	546,023	$4.27	7.34	$4,022

The weighted-average grant-date fair value of options granted during the years ended February 28, 2011 and 2010, was $4.41 and $2.30, respectively.
On March 6, 2010, a former employee of the Company exercised a stock option granted under the Company’s 2008 Equity Incentive Plan, as amended, and purchased 1,250 shares of the Company’s Class A common stock with a strike price of $4.15 per share. On September 21, 2010, the Company repurchased the 1,250 shares for $8.90 per share.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
13. Income Taxes
As of February 28, 2011 and 2010, the Company’s provision for income taxes is summarized as follows:

	February 28
	2011	2010
Deferred tax assets:
Inventory reserve and capitalization	$908	$846
Accrued compensation and benefits	469	283
Deferred revenue	586	452
State tax liability	574	458
Stock compensation	657	411
Other	780	548

Total deferred tax assets	3,974	2,998

Deferred tax liabilities:
Property and equipment	(4,422)	(1,418)

Total deferred tax liabilities	(4,422)	(1,418)

Net deferred tax asset (liability)	$(448)	$1,580

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components giving rise to the net deferred tax assets (liabilities) described above have been classified on the accompanying consolidated balance sheets at February 28, 2011 and 2010, as follows:

	February 28
	2011	2010

Net current deferred tax asset	$3,029	$2,617
Net noncurrent deferred tax liability	(3,477)	(1,037)

Total net deferred tax assets (liabilities)	$(448)	$1,580

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
13. Income Taxes (continued)

	February 28
	2011	2010
Current provision:
Federal	$3,147	$6,170
State	578	606

Subtotal current	3,725	6,776

Deferred provision:
Federal	2,084	(610)
State	(55)	(26)

Subtotal deferred	2,029	(636)

Total provision for income taxes	$5,754	$6,140

Recognition of deferred tax assets is based upon management’s belief that it is more likely than not that a tax benefit associated with temporary differences will be utilized. A valuation allowance has not been recorded as it is more likely than not that all deferred tax assets will be realized.
The Company files income tax returns in the U.S. federal jurisdiction and in the state of Florida. With few exceptions, the Company is no longer subject to U.S. federal, or state and local income tax examinations by tax authorities for years before February 28, 2007. In addition, the Internal Revenue Service concluded its examination of the fiscal 2007 and 2008 tax years resulting in an “Examination No Change Report.”
The effective income tax rate differs from the statutory rate due primarily to the following items:

	Years Ended February 28
	2011	2010

Statutory federal rate	35.0%	35.0%
State income taxes	2.0%	2.2%
Other	0.3%	(0.7)%

Effective tax rate	37.3%	36.5%

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
14. Employee Benefit Plans
The Company has a defined contribution retirement savings plan (401(k)), which covers all associates who meet minimum age and service requirements. The 401(k) plan allows participants to contribute up to the maximum elective deferral, designated by the IRS. The Company elected a safe harbor plan and is obligated to make a minimum contribution to cover plan administrative expenses and to match dollar-for-dollar employee contributions for up to 3% of compensation and $0.50 per dollar on the next 2%. If an employee contributes 5% of his or her salary to the plan, the employer match obligation is 4%. The Company started the plan on January 1, 2009, and made contributions of $294 and $313 for the years ended February 28, 2011 and 2010, respectively.
15. Related-Party Transactions
The Company is a party to a consulting agreement with Insight Business Development group (an affiliate of Insight Venture Management, LLC, a minority owner in the Company), effective August 1, 2007. The consulting agreement provides services related to financial analyses such as, but not limited to, return on investments, customer retention marketing, lead generation and conversion metrics, site functionality enhancements, technology process optimization, warehousing and logistics studies, and competitive information.
The agreement had an original one-year term and renews automatically every year unless either party terminates previous to the renewal date. The agreement can be terminated at any time without obligation for future payments. The current annual fee is $200, payable quarterly. The Company agreed, under the terms of the agreement, to indemnify the consultant, its affiliates and associates, and each of the respective owners, officers, and directors from and against any loss, liability, damage, claim or expense relating to their performance under the consulting agreement.
Included in operating expenses are management fees connected with this agreement of $200 for the years ended February 28, 2011 and 2010. This fee will terminate on the closing of the Fanatics sale as discussed in Note 17 Subsequent Events.

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
16. Shareholders’ Equity
On July 22, 2010, or the Effective Time, the Company filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. At the Effective Time, each share of the Company’s common stock, par value $0.001 per share, issued and outstanding prior to the Effective Time was automatically reclassified as and changed into one share of Class B common stock, par value $0.001 per share (the Class B Common Stock), as set forth in the Amended and Restated Certificate of Incorporation. Pursuant to the Amended and Restated Certificate of Incorporation, as of the Effective Time, the Company has two classes of common stock: Class A common stock, par value $0.001 per share (the Class A Common Stock), which has one vote per share, and Class B Common Stock, which has 10 votes per share. Any holder of Class B Common Stock may convert his or her shares at any time into shares of Class A Common Stock on a share-for-share basis and, under certain circumstances set forth in the Amended and Restated Certificate of Incorporation, the shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a share-for-share basis. Otherwise the rights of the two classes of the Company’s common stock are identical.
On July 30, 2010, the Company issued 22,472 shares of its Class A Common Stock and received proceeds of $8.90 per share.
17. Subsequent Events
On March 15, 2011, GSI Commerce, Inc. (GSI) completed its previously announced acquisition of Fanatics, Inc., a Delaware corporation (Fanatics). The acquisition was made pursuant to an Agreement and Plan of Merger (the Merger Agreement), dated February 9, 2011, by and among GSI, Gator Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of GSI (Merger Sub), Gator Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of GSI (Merger Sub II), Fanatics, the stockholders of Fanatics named therein, those persons listed on Annex II thereto and Insight Venture Partners, LLC, as Stockholders’ Representative. Under the terms of the Merger Agreement, Merger Sub merged with and into Fanatics with Fanatics surviving as a wholly owned subsidiary of GSI (the Merger). Immediately following the Merger, the surviving entity of the Merger then merged with and into Merger Sub II with Merger Sub II surviving as a wholly owned subsidiary of GSI (the Second Merger and, together with the Merger, the Mergers). All vested options to purchase shares of Fanatics’ common stock were cancelled and, in settlement of such cancellation, the holders of such options received cash payments as described in the Merger Agreement (the Vested Option Payment). Outstanding unvested options to purchase shares of Fanatics’ common stock were converted into unvested options to purchase GSI common stock at an exchange ratio of 0.52763496 (the Assumed Unvested Options).

Fanatics, Inc.
Notes to Consolidated Financial Statements (continued)
17. Subsequent Events (continued)
At the closing of the Mergers, GSI paid approximately $276,900, which included consideration for the merger transactions, the Vested Option Payment, the value of the Assumed Unvested Options, and certain transaction costs and payments for indebtedness described in the Merger Agreement. The aggregate merger consideration that GSI paid to the stockholders of Fanatics was approximately $264,600, the purchase price of which was paid 60% in cash (approximately $158,800) and 40% in GSI common stock (4,767,972 shares valued at $22.20 per share). Approximately $16,200 of the cash merger consideration and 487,424 shares of the common stock merger consideration is being held in escrow to secure potential claims by GSI for indemnification under the Merger Agreement. The Mergers, taken together, are intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the Code), thereby making the transaction a tax-free reorganization with respect to the common stock merger consideration paid to the stockholders of Fanatics.
The Company has indemnified GSI for up to $500 for potential claims related to certain employee benefits.
In connection with the merger the Company’s revolving line of credit was terminated as of March 15, 2011.
Subsequent events have been evaluated through April 15, 2011, the day the financial statements were available to be issued.